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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - December 17, 2002

                            SOTHEBY'S HOLDINGS, INC.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)



         MICHIGAN                       1-9750                38-2478409
--------------------------------     ---------------    ---------------------
(State or other jurisdiction of     (Commission File        (IRS Employer
 incorporation or organization)         Number)           Identification No.)


38500 Woodward Avenue, Suite 100
BLOOMFIELD HILLS, MICHIGAN                                   48304
----------------------------------------             -------------------
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:   (248) 646-2400
                                                     -------------------
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        ITEM 5. Other Events

On December 17, 2002, Sotheby's (the "Company") entered into an agreement to sell its headquarters building located at 1334 York Avenue, New York, NY (the "Building") to RFR Holding, LLC ("RFR") for $175 million in cash. A copy of the press release announcing this sale agreement is attached as Exhibit 99(a).

The Company will lease the Building back from RFR for an initial 20-year term, with options to extend the lease for two additional 10-year terms. The rental obligation during the initial term will be approximately $18.0 million per year, escalating 7% every three years during the term of the lease. The lease will be classified as a capital lease in accordance with generally accepted accounting principles.

Net cash proceeds received from the sale of the Building will primarily be used to repay $100 million in short-term borrowings under the Term Facility of the Company's Amended and Restated Credit Agreement due February 11, 2003 and to fund the $20.1 million fine imposed on the Company by the European Commission due February 8, 2003. The remaining proceeds will be used for general corporate purposes.

This sale-leaseback transaction will be dilutive to the Company's earnings in 2003 due to increased charges for interest and depreciation resulting from the capital lease obligation and capital lease asset that will be reflected on the Company's consolidated balance sheet.


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                            SOTHEBY'S HOLDINGS, INC.
                                AND SUBSIDIARIES




                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                     SOTHEBY'S HOLDINGS, INC.




                                     By:   /s/ MICHAEL L. GILLIS
                                           -----------------------------------
                                           Michael L. Gillis
                                           Senior Vice President,
                                           Controller and Chief
                                           Accounting Officer


                                     Date: DECEMBER 17, 2002




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                                  EXHIBIT INDEX


        EXHIBIT NO.                     DESCRIPTION
        -----------                     ------------
        99(a)                           Press Release, dated December 17, 2002